Exhibit 99.1

APPROVED BY:	Rick Coté
President and Chief Operating Officer
201-267-8000

CONTACT:	FD
Leigh Parrish/Stephanie Rich
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER RESULTS

COMPANY REPORTS 25% ADJUSTED TOP LINE GROWTH

Paramus, NJ – May 27, 2010 -- Movado Group, Inc. (NYSE: MOV), today announced first quarter results for the period ended April 30, 2010. Adjusted net loss in the first quarter was $4.8 million, or $0.19 per diluted share, compared to adjusted net loss of $9.5 million, or $0.39 per diluted share, in the first quarter of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis net loss for the first quarter of fiscal 2011 was $10.7 million, or $0.43 per diluted share, which includes: (i) a pre-tax non-cash impairment charge of $3.4 million, or $0.14 per share, related to the planned closure of the Company’s retail boutique division, which was announced separately today; and (ii) a tax provision that includes a non-cash deferred tax expense of $2.5 million, or $0.10 per diluted share, related to changes in valuation allowances on deferred tax assets. This compares to a net loss on a GAAP basis of $10.0 million, or $0.41 per share, in the first quarter of fiscal 2010, which included a loss related to $4.3 million sales in excess discontinued product, or $0.02 per share.

First Quarter Fiscal 2011
•
Net sales in the first quarter of fiscal 2011 increased 16.7% to $78.9 million compared to $67.6 million in the first quarter of fiscal 2010 primarily driven by growth in both the U.S. and international wholesale categories.  Excluding excess discontinued product sales of $4.3 million in the prior year quarter, net sales increased 24.6%.

•
Gross profit was $44.2 million, or 56.0% of sales, compared to $35.7 million, or 52.8% of sales in the first quarter last year.  Excluding excess discontinued product sales, adjusted gross margin in the first quarter of fiscal 2010 was 57.6% of sales.

•
Operating expenses increased $5.5 million, or 11.4%, to $53.6 million versus $48.1 million in the first quarter last year.  Operating expenses in the first quarter of fiscal 2011 include the $3.4 million impairment charge related to the planned closure of the Company’s retail boutique division and a $3.4 million increase in marketing expense, partially offset by a decrease in expenses in all other areas.

•
Adjusted operating loss in the first quarter of fiscal 2011 was $6.0 million compared to $11.7 million in the same period last year (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, operating loss in the first quarter of 2011 was $9.4 million compared to $12.4 million in the same period last year, which included the aforementioned special items in fiscal 2011 and 2010.

•
Adjusted EBITDA in the first quarter of fiscal 2011 was a loss of $2.1 million compared to an adjusted EBITDA loss of $6.8 million in the first quarter of fiscal 2010. Including the aforementioned special items, EBITDA in the first quarter of fiscal 2011 was a loss of $5.6 million compared to a loss of $7.6 million in the first quarter of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures).

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased with our top-line growth of 25% for the quarter, excluding sales of excess discontinued product last year.  Our performance reflects improvement in the U.S. retail marketplace, as consumer demand began to increase and retailers return to normalized buying patterns in order to replenish their inventory levels.  Additionally, we are pleased with the strong performance of our licensed brands as they continue to be very well received in the market.  We are making progress in more strongly positioning our brands and enhancing our connection with consumers with the goal of maximizing our competitive advantage and gaining market share.  We remain confident in the power of our iconic brands and in our ability to increase both our top- and bottom-line performance over time.”

Fiscal 2011 Guidance

Rick Coté, President and Chief Operating Officer, stated, “Overall, we believe that we are taking the right steps to put Movado Group on the path to drive sustainable top-line growth and achieve long-term profitability.  While our focus is on growth, today’s announcement regarding our decision to close our retail boutique division directly reflects our commitment to reduce the negative contribution from an underperforming area of our business.  Importantly, excluding the results of our retail boutiques, our adjusted EBITDA would have been slightly positive for the quarter.  We continue to believe there is strong opportunity to better leverage the Company’s strong assets, including the strength of our portfolio of brands.”

The Company also updated its guidance for fiscal 2011 based on today’s announcement regarding the decision to close its retail boutique division.  Beginning in the second quarter of fiscal 2011, financial results of the retail boutiques are expected to be reported as discontinued operations.  The Company anticipates recording additional pre-tax restructuring charges of approximately $21.6 million related to the boutique closures throughout the remainder of the year.  All guidance referenced refers to continuing operations only.

The Company now anticipates that its adjusted EBITDA from continuing operations will range between $20 million and $25 million in fiscal 2011.  With the requirement to record a valuation allowance on the majority of tax assets, the Company anticipates recording a tax expense in fiscal 2011.  On a GAAP basis, the Company now anticipates a net loss from continuing operations in the range of $3 million, or a loss of $0.12 per share to net income of $2 million, or $0.08 per share.  This guidance is predicated on a 12% to 15% sales increase for the year (excluding fiscal 2010 excess discontinued product sales) and an increase in operating expenses due to the Company’s investments in brand building.

The Company’s management will host a conference call today, May 27th at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ by Movado, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating loss, which is operating loss under GAAP, adjusted to eliminate the effect of asset-write-downs (which consisted primarily of impairment charges related to certain Movado boutiques in the first quarter of fiscal 2011) and losses on sales of discontinued inventory (which occurred in the first quarter of fiscal 2010).  The Company is also presenting adjusted EBITDA, which is operating loss under GAAP, adjusted to eliminate the above-described asset-write-downs and losses due to sales of discontinued inventory and to eliminate depreciation and amortization.  The Company is also presenting adjusted net loss, which is net loss under GAAP, adjusted to eliminate the asset-write-downs, losses on sales of discontinued inventory and a non-cash charge due to a change in valuation allowances on the Company's deferred tax assets.  The Company believes that adjusted EBITDA, adjusted operating loss and adjusted net income are performance measures that are useful to investors because they eliminate the effect of items that the Company believes are not characteristic of its ongoing business. Furthermore, adjusted EBITDA is useful as a performance measure to investors, since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement its brand strategy, the ability of the Company’s brand strategy to improve its net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, the ability of the Company to successfully manage discontinuation of the Movado boutique business, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

MOVADO GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2010	2009

Net sales	$78,888	$67,575

Cost of sales	34,683	31,881

Gross profit	44,205	35,694

Selling, general and administrative expenses	53,632	48,142

Operating loss	(9,427)	(12,448)

Interest expense	(672)	(544)
Interest income	27	51

Loss before income taxes and noncontrolling interests	(10,072)	(12,941)

Provision for / (benefit from) income taxes	417	(3,028)
Net income attributed to noncontrolling interests	222	50

Net loss attributed to Movado Group, Inc.	$(10,711)	$(9,963)

Net loss per diluted share	$(0.43)	$(0.41)
Weighted diluted average shares outstanding	24,670	24,464

MOVADO GROUP, INC.
Reconciliation tables
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2010	2009

Operating loss (GAAP)	$(9,427)	$(12,448)
Asset write-downs (1)	3,432	-
Sales of excess discontinued inventory (2)	-	764
Adjusted operating loss (non-GAAP)	(5,995)	(11,684)

Depreciation and amortization	3,854	4,883
Adjusted EBITDA (non-GAAP)	$(2,141)	$(6,801)

	Three Months Ended
	April 30,

	2010	2009

Net loss (GAAP)	$(10,711)	$(9,963)
Asset write-downs (1)	3,432	-
Sales of excess discontinued inventory (2)	-	478
Tax adjustments (3)	2,472	-
Adjusted net loss (non-GAAP)	$(4,807)	$(9,485)

Adjusted net loss per share (non-GAAP)	$(0.19)	$(0.39)
Weighted diluted average shares outstanding	24,670	24,464

(1)	Amounts in current year represent non-cash impairment charges related to certain Movado boutiques.
(2)	Losses associated with sales of excess discontinued inventory.
(3)	Actual taxes in the current period reflect a non-cash charge to record changes in the valuation allowances on the Company's net deferred tax assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2010	2010	2009
ASSETS

Cash and cash equivalents	$62,020	$70,975	$74,568
Trade receivables, net	58,666	67,206	66,110
Inventories, net	204,613	204,096	240,274
Other current assets	40,873	38,014	55,511
Total current assets	366,172	380,291	436,463

Property, plant and equipment, net	41,764	47,394	62,903
Deferred income taxes	12,195	12,347	23,215
Other non-current assets	30,348	29,345	31,357
Total assets	$450,479	$469,377	$553,938

LIABILITIES AND EQUITY

Loan payable to banks	$-	$-	$40,000
Current portion of long-term debt	-	-	25,000
Accounts payable	18,759	22,661	19,408
Accrued liabilities	35,621	35,161	46,092
Deferred and current income taxes payable	523	541	433
Total current liabilities	54,903	58,363	130,933

Long-term debt	10,000	10,000	-
Deferred and non-current income taxes payable	7,944	7,874	6,527
Other non-current liabilities	22,668	21,688	19,975
Noncontrolling interests	2,005	1,884	1,597
Shareholders' equity	352,959	369,568	394,906
Total liabilities and equity	$450,479	$469,377	$553,938